EXHIBIT (c)

                        FIDUCIARY ASSET MANAGEMENT, LLC

                              PROXY VOTING POLICY

A. STATEMENT OF POLICY

1. It is the policy of Fiduciary Asset Management, LLC ("FAMCO") to vote all proxies over which it has voting authority in the best interest of FAMCO's clients.

B. DEFINITIONS

2. By "best interest of FAMCO's clients," FAMCO means clients' best economic interest over the long term -- that is, the common interest that all clients share in seeing the value of a common investment increase over time. Clients may have differing political or social interests, but their best economic interest is generally uniform.

3. By "material conflict of interest," FAMCO means circumstances when FAMCO itself knowingly does business with a particular proxy issuer or closely affiliated entity, and may appear to have a significant conflict of interest between its own interests and the interests of clients in how proxies of that issuer are voted.

C. FAMCO INVESTS WITH MANAGEMENTS THAT SEEK SHAREHOLDERS' BEST INTERESTS

4. Under its investment philosophy, FAMCO generally invests client funds in a company only if FAMCO believes that the company's management seeks to serve shareholders' best interests. Because FAMCO has confidence in the managements of the companies in which it invests, it believes that management decisions and recommendations on issues such as proxy voting generally are likely to be in shareholders' best interests.

5. FAMCO may periodically reassess its view of company managements. If FAMCO concludes that a company's management no longer serves shareholders' best interests, FAMCO generally sells its clients' shares of the company. FAMCO believes that clients do not usually benefit from holding shares of a poorly managed company or engaging in proxy contests with management. There are times when FAMCO believes management's position on a particular proxy issue is not in the best interests of our clients but it does not warrant a sale of the client's shares. In these circumstances, FAMCO will vote contrary to management's recommendations.

D. FAMCO'S PROXY VOTING PROCEDURES

6. When companies in which FAMCO has invested client funds issue proxies, FAMCO routinely votes the proxies as recommended by management, because it believes that recommendations by these companies' managements generally are in shareholders' best interests, and therefore in the best economic interest of FAMCO's clients.

7. If FAMCO has decided to sell the shares of a company, whether because of concerns about the company's management or for other reasons, FAMCO generally abstains from voting proxies issued by the company after FAMCO has made the decision to sell. FAMCO generally will not notify clients when this type of routine abstention occurs.

8. FAMCO also may abstain from voting proxies in other circumstances. FAMCO may determine, for example, that abstaining from voting is appropriate if voting may be unduly

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burdensome or expensive, or otherwise not in the best economic interest of clients, such as when foreign proxy issuers impose unreasonable voting or holding requirements. FAMCO generally will not notify clients when this type of routine abstention occurs.

9. The procedures in this policy apply to all proxy voting matters over which FAMCO has voting authority, including changes in corporate governance structures, the adoption or amendment of compensation plans (including stock options), and matters involving social issues or corporate responsibility.

E. ALTERNATIVE PROCEDURES FOR POTENTIAL MATERIAL CONFLICTS OF INTEREST

10. In certain circumstances, such as when the proponent of a proxy proposal is also a client of FAMCO, an appearance might arise of a potential conflict between FAMCO's interests and the interests of affected clients in how the proxies of that issuer are voted.

11.a. When FAMCO itself knowingly does business with a particular proxy issuer and a material conflict of interest between FAMCO's interests and clients' interests may appear to exist, FAMCO generally would, to avoid any appearance concerns, follow an alternative procedure rather than vote proxies as recommended by management. Such an alternative procedure generally would involve causing the proxies to be voted in accordance with the recommendations of an independent service provider that FAMCO may use to assist in voting proxies. FAMCO generally will not notify clients if it uses this procedure to resolve an apparent material conflict of interest. FAMCO will document the identification of any material conflict of interest and its procedure for resolving the particular conflict.

11.b. In unusual cases, FAMCO may use other alternative procedures to address circumstances when a material conflict of interest may appear to exist, such as, without limitation:

   (i) Notifying affected clients of the conflict of interest (if practical), and seeking a waiver of the conflict to permit FAMCO to vote the proxies under its usual policy;

   (ii)  Abstaining from voting the proxies; or

   (iii) Forwarding the proxies to clients so that clients may vote the proxies themselves.

FAMCO generally will notify affected clients if it uses one of these alternative procedures to resolve a material conflict of interest.

F. OTHER EXCEPTIONS

12. On an exceptions basis, FAMCO may for other reasons choose to depart from its usual procedure of routinely voting proxies as recommended by management.

G. VOTING BY CLIENT INSTEAD OF FAMCO

13. A FAMCO client may vote its own proxies instead of directing FAMCO to do so. FAMCO recommends this approach if a client believes that proxies should be voted based on political or social interests.

14. FAMCO generally will not accept proxy voting authority from a client (and will encourage the client to vote its own proxies) if the client seeks to impose client-specific voting guidelines that may be inconsistent with FAMCO's guidelines or with the client's best economic interest in FAMCO's view.

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15. FAMCO generally will abstain from voting on (or otherwise participating in)
the commencement of legal proceedings such as shareholder class actions or bankruptcy proceedings.

H. PERSONS RESPONSIBLE FOR IMPLEMENTING FAMCO'S POLICY

16. FAMCO's client services staff has primary responsibility for implementing FAMCO's proxy voting procedures, including ensuring that proxies are timely submitted. FAMCO also may use a service provider to assist in voting proxies, recordkeeping, and other matters.

17. FAMCO's Compliance Manager will routinely confer with FAMCO's Chief Investment Officer if there is a proxy proposal which would result in a vote against management.

I. RECORDKEEPING

18. FAMCO or a service provider maintains, in accordance with Rule 204-2 of the Investment Advisers Act:

    (i)    Copies of all proxy voting policies and procedures;

    (ii) Copies of proxy statements received (unless maintained elsewhere as described below);

    (iii) Records of proxy votes cast on behalf of clients;

    (iv) Documents prepared by FAMCO that are material to a decision on how to vote or memorializing the basis for a decision;

    (v) Written client requests for proxy voting information, and (vi) written responses by FAMCO to written or oral client requests.

20. FAMCO will obtain an undertaking from any service provider that the service provider will provide copies of proxy voting records and other documents promptly upon request if FAMCO relies on the service provider to maintain related records.

21. FAMCO or its service provider may rely on the SEC's EDGAR system to keep records of certain proxy statements if the proxy statements are maintained by issuers on that system (as is generally true in the case of larger U.S.-based issuers).

22. All proxy related records will be maintained in an easily accessible place for five years (and an appropriate office of FAMCO or a service provider for the first two years).

J. AVAILABILITY OF POLICY AND PROXY VOTING RECORDS TO CLIENTS

23. FAMCO will initially inform clients of this policy and how a client may learn of FAMCO's voting record for the client's securities through summary disclosure in Part II of FAMCO's Form ADV. Upon receipt of a client's request for more information, FAMCO will provide to the client a copy of this proxy voting policy and/or how FAMCO voted proxies for the client during the period since this policy was adopted.

Adopted effective August 1, 2003 and as amended January 29, 2009.